PRESS RELEASE	November 19, 2002
FOR IMMEDIATE RELEASE

Butler National Corporation, Aviation Safety and Defense Products (OTCBB - BUKS) AVCON AND BIZJET AGREE TO JOINTLY DEVELOP RVSM SOLUTION FOR LEARJET 20 SERIES AIRCRAFT.

[OLATHE, KANSAS], November 18, 2002, Butler National Corporation and its Aircraft Modification subsidiary, AVCON Industries, Inc. announces an agreement with BIZJET International, a Lufthansa Technik Service Company, to jointly develop a RVSM solution for the Learjet 20 series aircraft.

RVSM (Reduced Vertical Separation Minimums) is a safety product for the FAA solution to reduce air traffic route congestion at 29,000 feet and above. Currently, aircraft flying at these high altitudes are required to maintain 2,000 feet of vertical separation. In December 2004, the FAA will require new RVSM equipment, to allow aircraft at these same altitudes to fly safely with only 1,000 feet of vertical separation. RVSM is already required in many parts of the world, including Europe, the North Atlantic, the Caribbean islands, and certain areas of the Pacific Ocean.

AVCON and BIZJET have applied to the FAA for a Supplemental Type Certificate (STC) approving the RVSM Product, and preliminary design and testing is already underway. AVCON will be the project coordinator and will own the STC when approved by the FAA. BIZJET will assist in certification efforts. Both companies will install RVSM Kits in customer aircraft after approval. RVSM Kits will include Innovative Solutions & Support (IS&S) Altimeters and Autopilot Interface Units, and Rosemount Pitot Static Probes. AVCON anticipates FAA approval of the installation of RVSM compatible equipment in the aircraft by year-end, with group RVSM approval in the Spring of 2003. A minimum of five (5) aircraft will be modified and flight tested to ensure conformity prior to FAA issuance of the group RVSM STC.

There are approximately 500 Learjet 20 series aircraft in use worldwide. A number of these operators are expected to select AVCON or BIZJET as their RVSM solution. AVCON anticipates an installed price of approximately $150,000 per aircraft.

For information regarding RVSM please contact Mr. Larry Franke, President of AVCON Industries, Inc. at 913-780-9595 or 316-284-2842.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 747 Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors that could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph (913) 780-9595 Fax (913) 780-5088